Exhibit 99.1

Genesis Energy, L.P. Announces Public Offering of Common Units

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) today announced the commencement of a registered underwritten public offering of 4,000,000 common units representing limited partner interests. We expect to grant the underwriters a 30-day option to purchase up to 600,000 additional common units from us. The underwriters intend to offer the common units for sale from time to time in one or more transactions (which may include block transactions), to purchasers directly or through agents, or through brokers in brokerage transactions on the New York Stock Exchange, or to dealers, in negotiated transactions or in combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We intend to use the net proceeds from the offering, including any net proceeds from the underwriters’ exercise of their option to purchase additional common units, for general partnership purposes, including funding acquisitions (including organic growth projects) or repaying a portion of the borrowings outstanding under our revolving credit facility.

Wells Fargo Securities and Baird are acting as the joint book-running managers for the offering. A copy of the preliminary prospectus supplement and accompanying base prospectus relating to this offering, when available, may be obtained from:

Wells Fargo Securities, LLC Attn: Equity Syndicate Dept. 375 Park Avenue New York, New York 10152 cmclientsupport@wellsfargo.com (800) 326-5897	Robert W. Baird & Co. Incorporated Attention: Syndicate Department 777 East Wisconsin Avenue Milwaukee, WI 53202 syndicate@rwbaird.com (800) 792-2473

You may also obtain these documents for free, when they are available, by visiting the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offer is being made only through the prospectus supplement and accompanying base prospectus, each of which is part of our effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include onshore and offshore pipeline transportation, refinery services, marine transportation and supply and logistics. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding our ability to close the offering successfully and to use the net proceeds as indicated above. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere, 713-860-2516

Chief Financial Officer